                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            PARLUX FRAGRANCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            PARLUX FRAGRANCES, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             PARLUX FRAGRANCES, INC.
                              3725 S.W. 30TH AVENUE
                            FORT LAUDERDALE, FL 33312

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         Notice is hereby given that the Annual Meeting of Stockholders of Parlux Fragrances, Inc. (the "Company") will be held at the Holiday Inn, 2905 Sheridan Street, Hollywood, Florida, 33020 on Tuesday, October 14, 1997, at 10:00 a.m. for the following purposes as set forth in the accompanying Proxy
Statement:

         1. To approve an amendment to the Company's Certificate of Incorporation to create a classified board of directors;
         2.       To elect seven directors;
         3. To ratify the appointment of Price Waterhouse L.L.P. as independent certified public accountants for the Company for the fiscal year ending March 31, 1998; and
         4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         Holders of record of the Company's common stock at the close of business on August 29, 1997, will be entitled to vote at the meeting.


                                     By order of the Board of Directors


                                     /s/ Ilia Lekach
                                     ----------------------------------
                                     Ilia Lekach
                                     Chairman of the Board and
                                      Chief Executive Officer


         Dated:  August 29, 1997



                             YOUR VOTE IS IMPORTANT



         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO THE EXERCISE THEREOF AND IF PRESENT AT THE MEETING MAY WITHDRAW IT AND VOTE IN PERSON. ATTENDANCE AT THE MEETING IS LIMITED TO STOCKHOLDERS, THEIR PROXIES AND INVITED GUESTS OF THE COMPANY.

                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           OF PARLUX FRAGRANCES, INC.
                           TO BE HELD OCTOBER 14, 1997

         This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation by the Board of Directors (the "Board") of Parlux Fragrances, Inc. (the "Company") of proxies to be voted at the annual meeting of stockholders (the "Annual Meeting") of the Company to be held at the Holiday Inn, 2905 Sheridan Street, Hollywood, Florida, 33020 at 10:00 a.m. on Tuesday, October 14, 1997, or at any adjournment thereof. The Proxy Statement and the form of proxy are being mailed on or about September 5, 1997, to stockholders as of the Record Date.


                    VOTING SECURITIES; PROXIES; REQUIRED VOTE

VOTING SECURITIES

         The Board of Directors has fixed the close of business on August 29, 1997, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had outstanding 16,707,823 shares of Common Stock, par value $0.01 per share (the "Common Stock"). Only the holders of Common Stock are entitled to notice of and to vote at the Annual Meeting. Holders of Common Stock are entitled to one vote per share.

PROXIES

         Mr. Frederick Purches and Mr. Frank Buttacavoli, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Messrs. Purches and Buttacavoli are directors of the Company. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

REQUIRED VOTE

         The holders of at least a majority of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum at the Annual Meeting. At the Annual Meeting, the vote of a majority in the interest of stockholders present in person or by proxy and entitled to vote thereon is required to elect directors, and ratify the appointment of Price Waterhouse L.L.P. as the independent certified public accountants of the Company's consolidated financial statements for the fiscal year ending March 31, 1998. The vote of a majority in interest of the issued and outstanding common stock of the Company is required to approve an amendment to the Company's Certificate of Incorporation.

         The election inspectors appointed for the meeting will tabulate the votes in person or by proxy at the Annual Meeting and will determine whether or not a quorum is present. The election inspectors will treat abstention as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for the purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                                   PROPOSAL 1:
                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                  TO ESTABLISH A CLASSIFIED BOARD OF DIRECTORS

         The Board of Directors has unanimously approved for submission to a vote of the stockholders of the Company an amendment to the Certificate of Incorporation (the "Certificate of Incorporation") to add a new Paragraph 11 that would classify the Board into three classes, with one class being elected each year to serve a staggered three year term. Members of all three classes would be elected at the 1997 Annual Meeting. Directors initially elected in Class I would serve until the Annual Meeting in 1998. Directors initially elected in Class II and Class III would serve until the Annual Meetings in 1999 and 2000, respectively. Following the subsequent election of directors, each class of directors elected would be elected for a three year term. Any vacancy on the Board may be filled by the Board of Directors; provided that any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same term as the class of his or her predecessor. Proposed Paragraph 11 would also require that any amendment to the Certificate of Incorporation that repeals or circumvents the purpose of proposed Paragraph 11 would require the affirmative vote of 80% of the shares entitled to vote, voting together as a single class, unless such amendment is recommended by at least 75% of the members of the Board of Directors.

         The Board of Directors believes that classification of the Board of Directors will promote continuity of membership and stability of management and policies. Although the Board is not aware of, and has not encountered difficulties in the past with respect to continuity and stability, the Board believes that a classified board would decrease the likelihood of difficulties arising in the future. Absent the removal or resignation of directors, two annual elections would be required to replace a majority of a Classified Board of Directors and effect a forced change in the business and affairs of the Company. The proposed amendment may therefore discourage an individual or entity from acquiring a significant position in the Company with the intention of obtaining immediate control of the Board of Directors. The acquiror, however, could immediately effect a change of control by virtue of the affirmative vote of 80% of the votes necessary to amend the Certificate of Incorporation to eliminate classification of the Board of Directors.

         The Board of Directors believes that in order to insure the integrity of Paragraph 11, a super majority vote should be required to alter or amend any provision of the Certificate of Incorporation in a manner inconsistent with the purposes of Paragraph 11. Currently, the vote of a majority in interest of the issued and outstanding common stock of the Company is required to amend the Certificate of Incorporation.

         If the proposed amendment is adopted, changes to the Certificate of Incorporation in a manner inconsistent with Paragraph 11, may be made only after the affirmative vote of the holders of not less than 80% of the shares entitled to vote; provided, however, that this super majority vote will not be required and only a vote of holders of a majority of the outstanding voting stock of the Company will be necessary, if the change is recommended by at least 75% of the members of the Board of Directors. If Proposal 1 is adopted, in the event the approval of 75% of the members of the Board of Directors is not obtained, the holders of 20% of the total voting stock would be able to prevent an amendment to the Certificate of Incorporation that is inconsistent with the purposes of Paragraph 11, even if such change were desired by the holders of a majority (but less than 80%) of the outstanding voting stock of the Company.

         The complete text of the proposed amendment follows:

         11. (a) Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, the number of directors of the Corporation shall be fixed by the Bylaws of the Corporation and may be increased or decreased, from time to time, in such a manner as may be prescribed by the Bylaws.

             (b) The directors to be elected at the 1997 Annual Meeting of Stockholders shall be divided into three classes as nearly equal in number as possible, and designated as Class I, Class II and Class
             III. Class I directors shall be elected initially for a term expiring at the 1998 Annual Meeting of Stockholders, Class II directors shall be elected initially for a term expiring at the 1999 Annual Meeting of Stockholders, and Class III directors shall be elected initially for a term expiring at the 2000 Annual Meeting of Stockholders. Members of each class shall hold office until their successors are elected and qualified. At the 1998 Annual Meeting of Stockholders and at each subsequent annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected, by a plurality vote of all votes cast at such meeting, to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election, and until their successors are elected and qualified.

             (c) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with this paragraph 11, unless such amendment, repeal or adoption was approved by an affirmative vote of at least 75% of the entire Board of Directors, in which event an affirmative vote of the holders of a majority of the then outstanding Voting Stock entitled to vote thereon shall be required.

         Proposal 1 must be adopted by a majority of the outstanding shares of Common Stock.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 1.

                                   PROPOSAL 2:
                       NOMINEES FOR ELECTION AS DIRECTORS

         The directors elected at the Annual Meeting will hold office until his/her successor is duly elected and qualified. Assuming stockholder approval of Proposal 1, Messrs. Ilia and Zalman Lekach and Buttacavoli will hold office until the 2000 Annual Meeting (Class III), Messrs. Purches and Vercillo will hold office until the 1999 Annual Meeting (Class II), and Messrs. Gopman and Ms. De la Vega will hold office until the 1998 Annual Meeting (Class I). If Proposal 1 is not approved by the stockholders, all directors will hold office until the 1998 Annual Meeting. Unless the proxy specifies otherwise, the person named in the enclosed proxy intends to vote the shares represented by the proxies given to him for the seven nominees listed below. Messrs. I. Lekach, Z. Lekach, Buttacavoli, Purches, Vercillo, Gopman, and Ms. de la Vega are all presently directors of the Company. The Company has no reason to believe that any of the nominees will become unavailable to serve as directors for any reason before the Annual Meeting. However, in the event that any of them shall become unavailable, the person designated as proxy reserves the right to substitute another person of his choice when voting at the Annual Meeting.

NAME                               AGE    POSITION
----                               ---    --------
Ilia Lekach                        49     Chairman of the Board and Chief Executive Officer
Zalman Lekach                      30     President, Chief Operating Officer and Director
Frank A. Buttacavoli               42     Executive Vice President, Chief Financial Officer and Director
Frederick E. Purches               59     Vice Chairman of the Board
Albert F. Vercillo                 67     Director
Glenn Gopman                       41     Director
Mayi de la Vega                    42     Director

         ILIA LEKACH is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Lekach became a director of the Company in November 1987 and resigned in November 1988. He was re-elected to the Board of Directors in February 1989. Mr. Lekach assumed the position of Chairman of the Board of the Company in November of 1990 and as Chief Executive Officer of the Company in December 1993. Prior to resigning in April 1994, he was Chairman of the Board of Directors and CEO of Perfumania, Inc. ("Perfumania"), an affiliated public company based in Miami, Florida, and a leading specialty retailer of fragrances with approximately 250 retail outlets in manufactures' outlet malls and regional malls. Perfumania also maintains a wholesale operation supplying fragrances and other beauty related items to customers in North America and internationally.

         ZALMAN LEKACH is President and Chief Operating Officer of the Company. He became a director and an executive in Parlux, S.A., the Company's French subsidiary, in May 1990. In May 1993, he resigned his executive position and owned and operated a company exporting foods and health/beauty aids to South America. In January of 1995, he rejoined the Company as its Chief Operating Officer and a director. In June 1996, Mr. Zalman Lekach also assumed the position of President. Messrs. Ilia Lekach and Zalman Lekach are brothers.

         FRANK A. BUTTACAVOLI, a Certified Public Accountant, has been Vice President and Chief Financial Officer of the Company since April 1993, and a director for the Company since March 1993. From July 1979 through June 1992, Mr. Buttacavoli was employed by Price Waterhouse, and was a Senior Manager from July 1987 to June 1992. From July 1992 through March 1993, he provided financial consulting services to the Company. In June 1996, Mr. Buttacavoli was promoted to Executive Vice President.

         FREDERICK E. PURCHES has been a director of the Company since its formation in July 1984. He has been engaged in the cosmetic/fragrance business for over 30 years in various executive capacities with Helena Rubinstein, Inc. and Revlon, Inc. From 1980 through 1988, he was President of Helena Rubinstein, Inc. He resigned from the latter position in 1989 to take a more active role in the direction of the Company's operations. In November of 1990 Mr. Purches resigned as Chairman of the Board in favor of Mr. Lekach, and Mr. Purches assumed the new position of Vice Chairman of the Board.

         ALBERT F. VERCILLO has been a director of the Company since May 1989. Mr. Vercillo is President of Cambridge Development Corporation, Chairman of Cambridge Business Services, Inc. and President of Schiaparelli, Inc. The companies are privately-held companies engaged in providing administrative and business services, licensing and the distribution of various products since April 1981.

         GLENN GOPMAN has been a director of the Company since October 1995. Mr. Gopman is the principal shareholder of the public accounting firm Thaw, Gopman and Associates, and has been associated with that firm for over ten years. He is a member of the Florida Institute of Certified Public Accountants and actively participates on its committees and in community activities.

         MAYI DE LA VEGA, a director of the Company since October 1995, founded International Metal Exports, Inc. in May of 1978, a company operating as a distributor and supplier of aluminum, stainless steel, and other metals to the aircraft industry. In 1992, the Company was sold to a Swiss multi-national corporation, and Ms. de la Vega continued as President and a director through December 1994. She has subsequently been evaluating entrepreneurial opportunities.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
                     EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         In fiscal year 1997, there were three meetings of the Board of Directors (including regularly scheduled and special meetings), one of which was conducted by teleconference. All directors attended at least 67% of the meetings of the Board in fiscal 1997.

         The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee. The Board of Directors does not have a Nominating Committee.

AUDIT COMMITTEE

         The Audit Committee recommends the appointment of a firm of independent public accountants to audit the Company's financial statements, as well as reviews and approves the scope, purpose and type of audit services to be performed by the external auditors. The Audit Committee is composed of Messrs. Gopman and Vercillo and Ms. de la Vega. The Audit Committee held two meetings in fiscal year 1997.

COMPENSATION COMMITTEE

         The duties of the Compensation Committee are to make recommendations to the Board of Directors concerning the salaries of the Company's officers and to advise and act for the Board of Directors on other compensation matters. The Compensation Committee is composed of Messrs. Purches and Gopman and Ms. de la Vega. The Compensation Committee held three meetings in fiscal year 1997.

                             EXECUTIVE COMPENSATION

         The Company effected a two-for-one stock split in the form of a dividend to shareholders of record as of November 3, 1995. All common stock and warrant information contained in this proxy statement has been restated to reflect the stock split. The words "warrant" and "option" have the same meaning herein, and are used interchangeably.

         The following table sets forth information with respect to compensation paid by the Company for services to the Company during the fiscal year ended March 31, 1997 and for the two prior fiscal years for (i) the Company's Chief Executive Officer and (ii) the Company's three most highly compensated executive officers other than the Chief Executive Officer (collectively the "Named Executive Officers") whose base compensation and bonus exceeded $100,000 during the fiscal year ended March 31, 1997.

                                     TABLE I
                           SUMMARY COMPENSATION TABLE

                  Annual Compensation                                 Long-Term Compensation
--------------------------------------------------------------------------------------------------------
                                                                                                Awards
--------------------------------------------------------------------------------------------------------
                                                                      Other Compensation      Securities
Name and Principal                         Salary ($)    Bonus ($)         ($) (1)            Underlying
Positions                  Fiscal Year                                                       Options (#)
========================================================================================================
Ilia Lekach;                    1995         163,654            0              0                  0
Chairman                        1996         185,000            0              0                  0
and CEO                         1997         239,808      250,000              0                  0

Zalman Lekach;                  1995          41,242          0                0                 180,000
President and                   1996         165,000          0                0                       0
Chief Operating                 1997         186,923          0                0                       0
Officer


Frank Buttacavoli;              1995         129,266          0                0                       0
Executive Vice                  1996         145,000          0                0                       0
President and                   1997         165,000          0                0                       0
Chief Financial
Officer

Danielle Petit;                 1995         104,726          0                0                       0
General Manager,                1996         111,140          0                0                       0
Parlux, S.A.                    1997          99,710          0                0                       0

    (1) No executive officer named in the table received any other compensation in an amount in excess of the lesser of either $50,000 or 10% of the total annual salary and loans reported for him in the two preceding columns for the periods covered by this table.

                                    TABLE II
   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

        The following table shows stock options exercised by each of the Named Executives during fiscal 1997, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of fiscal year-end, and the values for unexercised options.

                                                                                     Value of Unexercised
                                                   Number of Unexercised           In-The-Money Options At
                                                 Options at March 31, 1997            March 31, 1997 (2)
                                                 -------------------------            ------------------

                        Shares      Value
                       Acquired   Realized
Name                  On Exercise     (1)       Exercisable    Unexercisable   Exercisable    Unexercisable
------------------------------------------------------------------------------------------------------------
Ilia Lekach                  0    $     0         420,000             0        $183,750            $0
Zalman Lekach                0          0         120,000        60,000               0             0
Frank Buttacavoli            0          0         188,000             0         176,250             0
Danielle Petit           6,000     57,750           5,000             0           5,000             0

    (1) Based on the difference between the closing market price for Common Stock on the date of exercise of the option and the option exercise price. The above valuation may not reflect the actual value of exercised options as the value of exercised options will fluctuate with market activity.

    (2) Based on the difference between the closing market price on March 31, 1997, for Common Stock, which was $2.4375 per share, and the option exercise price. The above valuation may not reflect the actual value of unexercised options as the value of unexercised options will fluctuate with market activity.

                      EMPLOYMENT AND CONSULTING AGREEMENTS

         As of April 1, 1997, the Company entered into a three-year employment agreement with Mr. Ilia Lekach, Chairman and Chief Executive Officer, which called for an annual base salary of $260,000, with annual increases at the discretion of the Board. There were no warrants granted with the agreement. In the event of a change in control, the agreement calls for the remaining monies due under the agreement to be doubled.

         As of January 1, 1995, the Company entered into a three-year employment agreement with Mr. Zalman Lekach, President and Chief Operating Officer, which called for an annual base salary of $165,000, with annual increases at the discretion of the Board. Mr. Lekach received options to purchase 180,000 shares of Common Stock at an exercise price of $3.125 per share (the closing price per share of Common Stock on the NASDAQ National Market on the date of the grant). The options are exercisable in quantities of 60,000 each on December 31, 1995, 1996, and 1997, and expire on January 1, 2005. In January 1996, the Compensation Committee increased Mr. Lekach's annual base salary to $180,000 effective July 1, 1996, and it was subsequently increased to $195,000 when he became President. As of April 1, 1997, the Company entered into a three-year employment agreement with Mr. Zalman Lekach, President and Chief Operating Officer, which called for an annual base salary of $195,000, with annual increases at the discretion of the Chief Executive Officer. There were no warrants granted with the agreement. In the event of a change in control, the agreement calls for the remaining monies due under the agreement to be doubled.

         As of April 1, 1997, the Company entered into a three-year employment agreement with Mr. Frank A. Buttacavoli, Executive Vice President and Chief Financial Officer, which called for an annual base salary of $180,000 with annual increases at the discretion of the Chief Executive Officer. There were no warrants granted with the agreement. In the event of a change in control, the agreement calls for the remaining monies due under the agreement to be doubled.

         On April 1, 1997, the Company entered into a three-year agreement with Cosmix, Inc., a company owned by Mr. Frederick Purches, the Vice Chairman of the Board, which provides for annual payments of $100,000. The agreement calls for Mr. Purches to spend substantial time to assist the Company in the areas of banking, Securities and Exchange Commission and stockholder relations, financial planning, assessment and coordination of acquisitions and divestitures, and any other similar activities which may be assigned by the Board of Directors. Mr. Purches receives certain insurance benefits as part of his agreement, and in the event of a change in control, the agreement calls for the remaining monies due under the agreement to be doubled. There were no warrants granted with the agreement.

         On April 1, 1997, the Company entered into a three-year consulting agreement commencing on June 1, 1997, with the Cambridge Development Corporation, a company owned by Mr. Albert F. Vercillo, director of the Company, which provides for monthly payments of $5,416. The agreement calls for Mr. Vercillo to devote substantial time to the Company in the areas of U.S. and international financial analysis and planning. Mr. Vercillo receives certain insurance benefits as part of the agreement, and in the event of a change in control, the agreement calls for the remaining monies due under the agreement to be doubled. There were no warrants granted with the agreement.

             BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION

         In October of 1995, a Compensation Committee was appointed. The Committee consists of Mr. Frederick Purches, Mr. Glenn Gopman and Ms. Mayi de la Vega. Prior to this date, the Board of Directors discussed compensation issues regarding the Company's executive officers and directors. (See "Employment and Consulting Agreements" and "Certain Relationships and Related Transactions".)

                              DIRECTOR COMPENSATION

The Company compensates outside (non-employee/consultant) members of the Board of Directors for their activities as directors of the Company, at an annual rate of $10,000, and awards 2,000 options annually on the anniversary date of each directors election, at the closing price on such day as reported by the NASDAQ National Market.


           REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION


         The Company's executive compensation program is administered by the Compensation Committee of the Board (The "Compensation Committee"). The Company's executive compensation program is structured to achieve the Company's goals as they relate to maximizing corporate performance and stockholder return. In general, executive compensation is made up of annual salaries, incentive bonuses and option grants. The Board of Directors believes that total compensation should increase or decrease with Company performance; as such, incentive bonuses and option grants constitute a portion of executive compensation to help align executive and stockholder interests. The Board of Directors believes that compensation should attract, motivate and retain executive talent to improve the Company's performance and therefore increase shareholder returns.

         In addition to base salaries and option grants, the Compensation Committee may elect to award incentive bonuses as part of total compensation to executive officers who have rendered services during the year that substantially exceed those normally required or anticipated. These bonuses are intended to reflect the Compensation Committee's determination to reward any executive who, through extraordinary effort, has substantially benefited the Company and its stockholders during the year. Mr. Ilia Lekach was the only named executive officer to receive an incentive bonus in the fiscal year ended March 31, 1997.

         In January of 1996, the Compensation Committee modified the employment agreements with Messrs. I. Lekach, Z. Lekach, and Buttacavoli to double the warrants specified in their respective employment contracts in the event of sale of or a change in control of the Company.

Compensation Deductible under Section 162(m) of the Internal Revenue Code

         On August 10, 1993, the Revenue Reconciliation Act of 1993 was enacted which amended the Internal Revenue Code of 1986, as amended, by adding Section 162(m) which eliminates the deductibility of most cash and non-cash compensation over $1 million paid to certain "covered employees" (which generally is defined as a corporation's chief executive officer and the four other highest compensated employees). Contributions to qualified plans, items excluded from the employee's gross income, compensation paid pursuant to a binding agreement entered into on or before February 17, 1993, commission-based compensation, and certain "performance-based" compensation are types of remuneration that are not affected by the deduction limitation.

         During the fiscal year ended March 31, 1997, none of the Named Executive Officers received total compensation in excess of $1 million. However, it is possible that in future years some portion of the compensation paid to the Company's chief executive officer and its four highest compensated employees will not be tax deductible under Section 162(m). When the compensation of any of the Company's affected executives becomes closer to the $1 million deduction limitation, the Compensation Committee plans to consider the requirements of
Section 162(m) and decide what actions, if any, will be taken when setting the compensation levels for these executives.

Compensation Committee
Frederick Purches, Chairman
Glenn Gopman
Mayi de la Vega

                 STOCKHOLDER RETURN PERFORMANCE: FIVE YEAR GRAPH

     Set forth below is a line graph comparing the cumulative total return on the common stock with the cumulative total return of the Standard and Poors 500 Index, and the Standard and Poors Cosmetic Segment Index for the fiscal years of 1992 through 1997.

                           TOTAL SHAREHOLDER RETURNS
                           -------------------------
                             (Dividends Reinvested)


                                   ANNUAL RETURN PERCENTAGE
                                        Years Ending

Company/Index             Mar 93    Mar 94     Mar 95      Mar 96     Mar 97
----------------------------------------------------------------------------
PARLUX FRAGRANCES INC.   -62.50     62.47      88.47      169.43     -80.31
S&P 500 INDEX             15.19      1.48      15.54       32.00      19.79
*PERSONAL CARE-500        25.41      1.84      30.24       24.35      35.20


                                        INDEXED RETURNS
                                          Years Ending
                        Base
                       Period
Company/Index          Mar 92   Mar 93    Mar 94    Mar 95    Mar 96    Mar 97
------------------------------------------------------------------------------
PARLUX FRAGRANCES INC.   100     37.50     60.93    114.82    309.38     60.93
S&P 500 INDEX            100    115.19    116.89    135.06    178.28    213.57
*PERSONAL CARE-500       100    125.41    127.71    166.33    206.83    279.63


* NAME CHANGE FROM COSMETICS


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of the Record Date certain information with respect to the number of shares of Common Stock beneficially owned by (i) each director of the Company who beneficially owns Common Stock, (ii) the Company's chief executive officer and the other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 during fiscal 1997, (iii) all directors and executive officers of the Company as a group and (iv) based on information available to the Company and a review of statements filed with the SEC pursuant to Section 13(d) and 13(g) of the Securities Act of 1934, as amended (the "Exchange Act"), each person or entity that beneficially owns (directly or together with affiliates) more than 5% of the Common Stock. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.


                                                         COMMON STOCK
                                                         BENEFICIALLY    PERCENTAGE
                                                             OWNED       OWNERSHIP(1)
                                                         ------------    ------------
DIRECTORS AND EXECUTIVE OFFICERS:
Ilia Lekach(2)                                              1,801,948      10.5%
Zalman Lekach(3)                                              236,615       1.4
Frank Buttacavoli (4)                                         200,000       1.2
Danielle Petit (5)                                              5,000       *
Albert F. Vercillo(6)                                         120,000       *
Frederick Purches(7)                                          113,000       *
Glenn Gopman (8)                                                7,000       *
Mayi de la Vega(9)                                              4,000       *
All Director and Officers as a Group (8 Persons)            2,487,563      14.2

OTHER PRINCIPAL STOCKHOLDERS:
Pacific Investment Group (10)                              1,092,560       6.5
Kennedy Capital Management, Inc.(11)                         993,200       5.9
Dimensional Fund Advisors, Inc.(12)                          803,300       4.8


         (1) Calculated pursuant to Rule 13d-3 of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of the Record Date, the Company had 16,707,823 shares of Common Stock outstanding.
         (2) Consists of (a) 289,388 shares owned jointly by Mr. Lekach and his wife, (b) 1,092,560 shares owned or controlled by Pacific Investment Group Inc., a corporation owned by Mr. Lekach and
                  (c) immediately exercisable warrants to purchase 420,000 shares of Common Stock issued to Mr. Lekach pursuant to his prior employment agreement. The address of Mr. Lekach is 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312.
         (3) Includes immediately exercisable warrants to purchase 120,000 shares of Common Stock issued to Mr. Lekach pursuant to his prior employment agreement.
         (4) Includes immediately exercisable options to purchase 188,000 shares of Common Stock issued to Mr. Buttacavoli pursuant to his prior employment agreement.
         (5) Includes immediately exercisable options to purchase 5,000 shares of Common Stock issued under the Company's 1987 Stock Option Plan.
         (6) Includes immediately exercisable options to purchase 30,000 exercisable shares of Common Stock pursuant to Mr. Vercillo's prior consulting agreement and immediately exercisable options to purchase 30,000 shares of Common Stock issued under the Company's 1987 Stock Option Plan.
         (7) Includes immediately exercisable warrants for 30,000 shares of Common Stock issued in connection with Mr. Purches' prior consulting agreement.
         (8) Includes immediately exercisable options to purchase 4,000 shares of Common Stock.
         (9) Includes immediately exercisable options to purchase 4,000 shares of Common Stock.
         (10) Address is c/o Mr. Ilia Lekach, 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312.
         (11)     Address is 10829 Olive Boulevard, St. Louis, MO 63141-7739.
         (12)     Address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA
                  90401.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         The Company had sales of approximately $26,568,000, $26,187,000 and $15,230,000 during the fiscal years ended March 31, 1997, 1996 and 1995, respectively, to Perfumania, Inc. (Perfumania), and sales of $1,272,000 during the fiscal year ended March 31, 1997, to L. Luria & Son, Inc. (Luria), companies affiliated with Mr. Ilia Lekach, the Company's Chairman and Chief Executive Officer. Net amounts due from Perfumania amounted to $22,136,000 and $13,482,000 at March 31, 1997 and 1996, respectively. Amounts due from Luria totaled $726,000 at March 31, 1997. Amounts due from related parties are non-interest bearing and are realizable in less than one year.

         On August 13, 1997, Luria filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. At the time of the filing Luria owed the Company $690,886. The Company is currently in the process of filing its claim and it is too early to determine the ultimate outcome.

         The Company has entered into various employment and consulting agreements with its executive officers and directors (see "Employment and Consulting Agreements").

         In July 1995 and March 1996, Mr. Purches exercised options to acquire a total of 60,000 shares of the Company's Common Stock at a price of $2.0625, of which 30,000 shares were registered with an S-3 filing in September 1995, and 30,000 shares were registered with an S-3 filing in August 1996. In August 1995, Mr. Vercillo exercised options to acquire 50,000 shares of the Company's Common Stock at a price of $1.875, which were registered with an S-3 filing in September 1995. In August 1995, Mr. Buttacavoli exercised options to acquire 12,000 shares of the Company's Common Stock at a price of $1.50, which were registered with an S-3 filing in September 1995.

         In June 1995, the Company borrowed on an unsecured basis, $300,000 from an individual related to the Company's Chairman of the Board. The note bore interest at 11% per annum, and was due in June 1996. In connection with the note, the Company had issued warrants to purchase 60,000 shares of Parlux common stock at a price of $6.94 per share. In July 1996, the warrants were exercised and a portion of the proceeds was utilized to repay the loan and accrued interest thereon. The shares were registered with an S-3 filing in August 1996.

                                 PROPOSAL NO. 3:
                     RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors has selected Price Waterhouse L.L.P ("Price Waterhouse") as the independent certified public accountants of the Company for the fiscal year ending March 31, 1998. Price Waterhouse has served as the Company's independent certified public accounting firm since 1988. Representatives of Price Waterhouse will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.

         If the Company's stockholders do not ratify the appointment of Price Waterhouse, other certified public accountants will be considered by the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE L.L.P. AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 1998.

                              EXPENSE SOLICITATION

         The cost of soliciting proxies, which also includes the preparation, printing and mailing of the Proxy Statement, will be borne by the Company. Solicitation will be made by the Company primarily through the mail. Shareholders Communication Corporation, New York, New York, has been retained to assist in the distribution of proxies at an estimated fee of $7,000, plus expenses. Directors, officers and regular employees of the Company may also solicit proxies personally, by telephone or telefax. The Company will request brokers and nominees to obtain voting instructions of beneficial owners of stock registered in their names and will reimburse them for any expenses incurred in connection therewith.

                PROPOSALS OF STOCKHOLDERS FOR 1998 ANNUAL MEETING

         Stockholders of the Company who intend to present a proposal for action at the 1998 Annual Meeting of Stockholders of the Company, must notify the Company's management of such intention by notice received at the Company's principal executive offices no later than May 20, 1998 for such proposal to be included in the Company's proxy statement and form of proxy relating to such meeting.

                              FINANCIAL STATEMENTS

         The Company's Annual Report to Stockholders for the year ended March 31, 1997 is being delivered with the Proxy to the Company's stockholders. Also accompanying this Notice of Annual Meeting and Proxy Statement is a copy of the Company's quarterly report on Form 10-Q for the three-month period ended June 30, 1997, which contains financial information for that period.


                                  OTHER MATTERS

         The Board knows of no matters that are expected to be presented for consideration at the Annual Meeting which are not described herein. However, if other matters properly come before the meeting, it is intended that the person named in the accompanying proxy will vote thereon in accordance with his best judgment.



         PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

Fort Lauderdale, FL
August  29, 1997

                                By order of the Board of Directors

                                /s/ Ilia Lekach
                                -----------------------------------
                                Ilia Lekach
                                Chairman of the Board and
                                  Chief Executive Officer

                                                                      Appendix A


                          PARLUX FRAGRANCES, INC. PROXY
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OCTOBER 14, 1997
   (THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY)

The undersigned stockholder of Parlux Fragrances, Inc. (the "Company") acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement for the 1997 Annual Meeting and, revoking all prior proxies, hereby appoints Frederick E. Purches and Frank A. Buttacavoli with full power of substitution as proxy to vote all the shares of Common Stock of the Company owned or held by the undersigned at the 1997 Annual Meeting of Stockholders to be held at the Holiday Inn, 2905 Sheridan Street, Hollywood, Florida, 33020, on October 14, 1997, at 10:00 a.m., or any adjournment or postponement hereof.

1. Approval of an amendment to the Company's Certificate of Incorporation to create a classified Board of Directors.

               FOR [ ]         AGAINST [ ]         ABSTAIN   [ ]

2.  Election of Directors

     FOR ALL NOMINEES LISTED BELOW  [ ]   WITHHOLD AUTHORITY [ ]
    (except as marked to the contrary)    to vote for all nominees listed below

Ilia Lekach, Zalman Lekach, Frank A. Buttacavoli, Frederick E. Purches, Albert
F. Vercillo, Glenn Gopman, Mayi de la Vega.

INSTRUCTION: To withhold authority to vote for any individual, write such nominee's name in the space provided below.


------------------------------------------------------------------------------
                  (Continued and to be signed on reverse side)

3. Approval of Price Waterhouse L.L.P. as Independent Certified Public Accountants.

         FOR  [ ]             AGAINST    [ ]           ABSTAIN  [ ]

4. To transact such other business as may properly come before the meeting or any adjournment thereof.



                                       Date:
                                            -----------------------------------

                                       ----------------------------------------
                                                  (Shareholder's signature)

                                       ----------------------------------------
                                                  (Shareholder's signature)

                                       THIS PROXY SHOULD BE DATED, SIGNED BY
                                       THE STOCKHOLDER(S) EXACTLY AS THE NAME
                                       APPEARS ON THE ENVELOPE IN WHICH THIS
                                       MATERIAL WAS MAILED, AND RETURNED AT THE
                                       EARLIEST CONVENIENCE IN THE ENCLOSED
                                       RETURN ENVELOPE. PERSONS SINGING IN A
                                       FIDUCIARY CAPACITY SHOULD SO INDICATE.